CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated October 31, 2006 relating to the financial statements of pSivida Limited and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 20-F of pSivida Limited for the year ended June 30, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE TOUCHE TOHMATSU
DELOITTE TOUCHE TOHMATSU
Perth, Australia
March 2, 2007